UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Memorial Drive, Suite 300 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)On January 27, 2017, the Board of Directors (the “Board”) of Syros Pharmaceuticals, Inc. (the “Company”) appointed Peter Wirth as a Class I director and as Chair of the Board. Mr. Wirth was also appointed to the Compensation Committee of the Board.

Mr. Wirth, age 66, currently serves as Chairman of FORMA Therapeutics Holdings LLC, a privately-held small molecule drug discovery company, Executive Chairman of ZappRx, a privately-held digital health company, Senior Advisor to Zai Lab Limited, a privately-held biopharmaceutical company based in Shanghai, China, and director of Aura Biosciences, Inc., a privately-held biopharmaceutical company. From November 2011 to April 2014, Mr. Wirth served as President and director of Lysosomal Therapeutics, Inc., a privately-held biopharmaceutical company. Mr. Wirth was a senior executive at Genzyme Corporation from 1996 until after its acquisition by Sanofi-Aventis in 2011, most recently serving as Executive Vice President, Legal and Corporate Development, Chief Risk Officer and Corporate Secretary. During his time at Genzyme, Mr. Wirth had senior management responsibility for the company’s legal function, corporate development function, molecular oncology division, polymer drug discovery and development division and enterprise risk management function. During the last five years, Mr. Wirth also served as a director of Synageva BioPharma Corp., a publicly-held biopharmaceutical company. Mr. Wirth was a 2012 Advanced Leadership Fellow at Harvard University. He received his B.A. from the University of Wisconsin-Madison and his J.D. from Harvard Law School.

Pursuant to the Company’s director compensation program, Mr. Wirth will be entitled to an annual cash retainer of $35,000 per year for service on the Board, plus an additional $30,000 annual retainer in connection with his service as Chair. Mr. Wirth is also entitled to an annual retainer of $5,000 for service as a member of the Compensation Committee of the Board. These fees will be payable in arrears in equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payments will be prorated for any portion of a quarter in which Mr. Wirth has not served as a director, in a Board leadership position, or on a committee, as applicable. We will also reimburse Mr. Wirth for reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of our Board and its committees.

In addition, upon his appointment to the Board, Mr. Wirth was granted an option to purchase 22,000 shares of the Company’s common stock, with an exercise price equivalent to the fair market value of a share of the Company’s common stock on the date of grant, which option will vest as to 16.66% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the third anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company. Immediately following each annual meeting of our stockholders occurring after Mr. Wirth has completed six months of service on the Board, he will be granted an option to purchase 11,000 shares of the Company’s common stock, with an exercise price equivalent to the fair market value of a share of the Company’s common stock on the date of grant, which option will vest as to 50% of the shares on the six month anniversary of the date of grant and as to the remainder of the shares monthly thereafter until the first anniversary of the date of grant, subject to continued service, with full acceleration upon a change-in-control of the Company.

Our certificate of incorporation provides for the Company to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. On January 27, 2017, we entered into an indemnification agreement with Mr. Wirth, as well as Gerald E. Quirk, our Chief Legal Officer, on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires the Company, among other things, to advance expenses, including attorneys’ fees, to our directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a
SYROS PHARMACEUTICALS, INC.

Date: January 30, 2017	By:	/s/ Nancy Simonian, M.D.
Nancy Simonian, M.D. President and Chief Executive Officer